                                                                     EXHIBIT 2.5


                            ASSET PURCHASE AGREEMENT

                       THIS AGREEMENT CONTAINS PROVISIONS
                         RELATING TO INDEMNITY, RELEASE
                       OF LIABILITY AND ALLOCATION OF RISK


         This Asset Purchase Agreement (the "Agreement") entered into as of the 21st day of December, 2001, by and among Cleere Drilling Company, a Texas corporation, previously known as Cleere Rig 19, Inc.(the "Seller"), Kirk A. Cleere ("Kirk"), Crates Thompson Capital, Inc., a Texas corporation, CT Capital Partners, L.P., a Texas limited partnership and CT Drilling Partners, L. P., a Texas limited partnership, as direct or indirect shareholders of the Seller (collectively referred to herein as the "Shareholders"), Patterson-UTI Drilling Company LP, LLLP, a Delaware limited liability limited partnership (the "Purchaser"), and Patterson-UTI Energy, Inc., a Delaware corporation ("Patterson"), for the sale by Seller and the purchase by Purchaser of the Assets described below.

         WHEREAS, Purchaser is an indirect wholly-owned subsidiary of Patterson;

         WHEREAS, the Seller is the owner of 17 land drilling rigs, and machinery, equipment, trucks, spare parts, inventory and supplies, and related appurtenances, (including spare components, parts, drill pipe, drill collars, racking and other supporting stores and inventory), as more fully described in the attached Exhibit A hereto (hereinafter collectively referred to herein as the "Tangible Assets", but excluding the Tangible Assets listed on Schedule 10(m)), Seller is a party to the land drilling contracts listed on Exhibit B hereto (the "Contracts"), a party to the Rig 19 Agreement dated April 9, 2001, with EEX E&P Company, L. P., (the "Rig 19 Agreement") and owns the name Cleere Drilling Company (the Contracts together with the Drilling Contract as defined in such agreement, the Rig 19 Agreement, the Tangible Assets and the exclusive right to use the name Cleere Drilling Company, in all cases, and the exclusive right to all variations and derivatives thereof, in connection with any and all business activities, related to the oil, gas or other hydrocarbon exploration, production or processing business, including oil field services and equipment, are hereinafter referred to as the "Assets"); and

         WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Assets under terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the above and other good and valuable consideration, the parties mutually agree as follows:

1. Purchase Price.

         a. $13,500,000 payable in cash (the "Cash Purchase Price").

         b. 450,000 shares (the "Shares") of Common Stock, $.01 par value (the "Common Stock") of Patterson.

         c. Warrants to purchase up to an aggregate 325,000 shares of Common Stock (the "Warrant Shares") at the initial exercise price of $ 26.75 (the "Warrants") terminating three years after closing and having the terms and conditions set forth in Attachment A hereto.


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         d. Assumption of the obligations under the promissory note (the "EEX
Note") issued pursuant to the Rig 19 Agreement as more fully described on
Schedule 1(d) and the obligations of Seller under the Contracts and the Rig 19 Agreement relating to the operation or use of the Assets after the closing of the sale contemplated hereby (collectively, the "Assumed Liabilities"). Except with respect to the Assumed Liabilities, the Purchaser shall not assume, and shall be fully indemnified by Seller and the Shareholders from, any loss, cost or expenses incurred with respect to any liability or obligation, contingent or otherwise, of the Seller.

2. Payment of Cash Purchase Price. Patterson shall cause Purchaser to pay, and Purchaser shall pay, to Seller the Cash Purchase Price on the Closing Date by wire transfer pursuant to written instructions provided to Purchaser by Seller two business days prior to Closing. Purchaser and Seller agree to discuss the allocation of the Purchase Price among the Assets prior to filing a federal tax return reflecting such allocation and agree that if they can agree on an allocation they will so indicate in their federal tax returns.

3. Delivery of the Shares. At the Closing, Patterson, on behalf of the Purchaser, shall deliver to the Seller stock certificates evidencing in the aggregate the Shares.

4. Delivery of Warrants. At the Closing, Patterson, on behalf of the Purchaser, shall deliver to Seller a Warrant covering the number of Warrant Shares.

5. Closing Date. The closing (the "Closing") shall take place on December 21, 2001, or on such earlier or later date as may be mutually agreed upon by Seller and Purchaser, such date for closing being hereinafter referred to as the "Closing Date". In no event shall the Closing Date fall after January 31, 2002.

6. Delivery. Purchaser inspected the Tangible Assets during the period beginning December 18, 2001 through December 20, 2001 and agrees they are acceptable in their condition as inspected. Except as provided on Schedule 6, the Tangible Assets shall be delivered by Seller to Purchaser at their locations when inspected in substantially the same condition as when inspected by Purchaser.

7. No Warranty by Seller Regarding the Tangible Assets. EXCEPT AS PROVIDED IN SECTIONS 6 AND 8 HEREOF, THE SALE OF THE TANGIBLE ASSETS IS AS IS, WHERE IS AND WITH ALL FAULTS OR DEFECTS, LATENT, PATENT OR OTHERWISE AND NEITHER SELLER NOR ANY SHAREHOLDER MAKES ANY GUARANTY, WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, AS TO THE QUALITY, SERVICEABILITY, MERCHANTABILITY OR CONDITION OF THE TANGIBLE ASSETS, INCLUDING BUT NOT LIMITED TO THEIR RELATED MACHINERY, EQUIPMENT, SPARE PARTS, DRILLING RIG AND RELATED APPURTENANCES, OR THEIR FITNESS FOR ANY USE OR PURPOSE.

8. Assumption of Risk by Purchaser/Dayrates. Purchaser specifically assumes all risk of death, injury, loss or damage to Purchaser or any other party arising from or relating to the use, condition or operation of the Assets after the Closing Date. Dayrates and other benefits earned on the Contracts prior to the Closing Date (whether or not invoiced or billed as of the Closing Date) shall be for the benefit of Seller and dayrates and other benefits earned on the Contracts on or after the Closing Date shall be for the benefit of the Purchaser; any payments or other consideration received on the Contracts by Seller or Purchaser shall be divided between Seller and Purchaser according to these principles.

9. Risk of Loss. Title, possession and risk of loss with respect to the Assets shall pass to Purchaser at 12:01 a.m. on the Closing Date.


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10. Representations and Warranties of Seller and the Shareholders. Seller and
the Shareholders, jointly and severally, represent and warrant as of the date hereof and the Closing Date that:

         a. Seller is a corporation duly organized and existing under the laws of the State of Texas. Seller and each Shareholder have all necessary power and authority to execute and deliver this Agreement and perform the transaction contemplated herein. The execution and delivery of this Agreement, and the due consummation of the transactions hereby authorized, have been duly and validly authorized by Seller and each Shareholder, including any required approval of the shareholders of Seller, and this Agreement represents a valid and binding agreement of Seller and each Shareholder.

         b. The execution and delivery of this Agreement by Seller and each Shareholder and the consummation of the transactions hereby contemplated will not (i) violate any provision of any of the Seller's or the Shareholders' Articles of Incorporation, Bylaws, Limited Partnership Agreement or similar organizational documents, or any judgment, decree, or order to which any of them is a party, (ii) result in the breach of, or constitute a default under, any agreement or contract to which Seller or any of the Shareholders is a party or by which any of them or any of the Assets are bound, or (iii) constitute a violation of any statute or law or any regulation or rule of any court or governmental authority.

         c. Except as set forth on Schedule 10(c), no consent of or filing with U.S. governmental authorities, and no consent of or filing with any other governmental authority or any other person or entity, is required in connection with the execution, delivery and performance of this Agreement by any of the Seller or the Shareholders.

         d. Certain of the Assets are currently under contract to third parties as specified in the Contracts and are being transferred by the Seller to Purchaser subject to such Contracts.

         e. Except as referred to in Sections 10(d) above or as set forth on
Schedule 10(e), Seller shall transfer to Purchaser good and marketable title to the Assets free and clear of any liens, encumbrances, claim, security interest or infringement of any nature whatsoever (other than customary inchoate liens for taxes not yet due and payable).

         f. Seller has full corporate power and authority to carry on its business, to own, lease and operate its properties and to execute and deliver this Agreement and all documents and instruments referred to herein and contemplated hereby and to carry out the terms hereof.

         g. Seller has filed all tax returns (whether federal, state, local, income, franchise, sales, property or other tax) required to be filed on or before the Closing Date and paid all applicable taxes (whether federal, state, local, income, franchise, sales, property or other tax) due on or before the Closing Date relating in any way to the Assets.

         h. Except as set forth on Schedule 10(h), there is no claim, litigation, proceeding or governmental investigation pending or, to the knowledge of either Seller or the Shareholders, threatened against or relating to or in any way affecting the Assets or the transactions contemplated by this Agreement.

         i. Each Seller is in compliance in all material respects with all applicable laws and regulations relating to its ownership or operation of the Assets, and has not received notice of any violation (that is uncured or outstanding) of any law or regulation relating to its operation of the Assets.


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         j. There have been no modifications or changes to the Assets since
Purchaser's inspection, other than as a result of routine maintenance.

         k. Seller has provided to Purchaser true, correct and complete copies of the Contracts and the Rig 19 Agreement. Seller is not in default under any of the Contracts or the Rig 19 Agreement, and to the Seller's and the Shareholders' knowledge, no other party to any of the Contracts or the Rig 19 Agreement is in default under any of the Contracts or the Rig 19 Agreement. The Contracts and the Rig 19 Agreement are the only contracts, agreements or understandings, whether written or oral, that apply to the ownership or operation of the Assets.
Schedule 1(d) sets forth as of the date of this Agreement the amount of principal and interest owing under the promissory note issued pursuant to the Rig 19 Agreement. EEX E&P Company, L.P. ("EEX") has consented to the assignment by the Seller of the Rig 19 Agreement to Purchaser and to the assignment of Drilling Contract as defined in the Rig 19 Agreement to the Purchaser.

         l. Seller is now solvent, and Seller will not be rendered insolvent by the occurrence of the transactions contemplated by this Agreement. In addition, immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) Seller will be able to pay its debts as they become due, (ii) the property of Seller does not and will not constitute unreasonably small capital, and Seller will not have unreasonably small capital, and Seller will have sufficient capital with which to conduct its business and/or to wind up its affairs and dissolve, and (iii) there will be no pending or threatened litigation or final judgments against Seller in any action for money damages that is reasonably anticipated to be rendered at a time when, or in amounts such that Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash available to Seller, after taking into account all other anticipated uses of the cash of Seller, will be sufficient to pay all such judgments promptly in accordance with their terms to the extent such judgments, if any, are in excess of available insurance proceeds. As used in this Section, "insolvent" means, for any person or entity, that the sum of the present fair saleable value of its assets does not and/or will not exceed its debts and other probable liabilities, and the term "debts" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, disputed or undisputed or secured or unsecured.

         m. Except as set forth on Schedule 10(m), (i) the Assets constitute the entire operating assets used by the Seller in connection with each of the drilling rigs being sold and Seller maintains separately for each rig accounting records of income and expenses for the operation of each rig, (ii) the Assets constitute the entire operating assets used by the Seller in connection with its contract drilling service business, and (iii) the Seller owns no other assets other than the Assets, cash, accounts receivable and prepaid items and interests in real property. Except as set forth on Schedule 10(m), neither Kirk, nor any of his family members nor any of his affiliates, has any assets or interest in any assets used in the land drilling rig business other than the Assets and interest in real property.

         n. Seller is the successor in interest to all of the assets and operations of Cleere Operating Company, formerly a Texas Corporation, Cleere Drilling Company, formerly a Texas Corporation and Cleere Rig 19, Inc., a Texas Corporation by reason of the merger of Cleere Operating Company and Cleere Drilling Company into Seller on December 21, 2001. All of the assets of KAC Equipment Leasing, Inc. shown on Schedule 10(n) were transferred to Cleere Drilling Company prior to Cleere Drilling Company's merger into Seller. Except for the San Angelo yard, the assets listed on Schedule 10(n) represent all of the land drilling business assets of KAC Equipment Leasing, Inc.

11. Representations and Warranties of Purchaser. Purchaser and Patterson, jointly and severally, represent and warrant as of the date hereof and the Closing Date that:


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         a. Purchaser is a limited liability limited partnership duly organized and validly existing under the laws of the State of Delaware. Patterson is a corporation duly organized and validly existing under the laws of the State of Delaware. The execution and delivery of this Agreement, and the due consummation of the transactions hereby authorized, have been duly and validly authorized by the Purchaser and by Patterson, and this Agreement represents a valid and binding agreement of Purchaser and Patterson.

         b. The execution and delivery of this Agreement and the consummation of the transactions hereby contemplated by Purchaser or Patterson will not (i) violate any provision of Purchaser's Certificate of Limited Liability Limited Partnership or Limited Liability Limited Partnership Agreement or Patterson's Certificate of Incorporation or Bylaws, or any judgment, decree, or order to which Purchaser or Patterson is a party, (ii) result in the breach of, or constitute a default under, any agreement or contract to which Purchaser or Patterson is a party or by which Purchaser or Patterson is bound, or (iii) constitute a violation of any statute or law or any regulation or rule of any court or governmental authority.

         c. Except for advance notice to Patterson's lenders under Patterson's credit facility, no consent of or filing with U.S. governmental authorities, and no consent of or filing with any other governmental authority or any other person or entity, is required in connection with the execution, delivery and performance of this Agreement by Purchaser or Patterson.

         d. The Shares when issued pursuant to this Agreement and the Warrant Shares when issued pursuant to the Warrant will be validly issued, fully paid and nonassessable and the Warrant, when executed and delivered pursuant to this Agreement, will be a valid and legally binding agreement of Patterson and Patterson will have reserved for issuance the shares of Common Stock issuable upon exercise of the Warrants.

         e. Patterson has made available to the Seller and the Shareholders its annual report on Form 10-K for the year ended December 31, 2000, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, its current reports on Form 8-K dated July 23, 2001, May 8, 2001, April 23, 2001, March 27, 2001, February 16, 2001 and February 6, 2001,
and its proxy statement/prospectus with respect to its Special Meeting of Stockholders held on May 8, 2001 (such documents collectively referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the respective date of filing with the Commission, the consolidated financial statements of Patterson included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of Patterson and its consolidated subsidiaries as of the dates of such financial statements and the consolidated results of their operations and cash flows for the periods then ended. Since September 30, 2001, other than a discussed in the SEC Documents or publicly announced by Patterson, there has been no material adverse change in the business of Patterson and its subsidiaries, taken as a whole.


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12. Accredited Investor; Investment Purpose.

         a. Seller and each Shareholder recognizes and understands that the Shares and the Warrants and the Common Stock issuable upon exercise of the Warrants will not be registered under the Securities Act, or under the securities laws of any state (the "Securities Laws"). The Shares, the Warrants, and the Common Stock issuable upon exercise of the Warrants (collectively, the "Securities") are not being so registered in reliance upon exemptions from the Securities Act and the Securities Laws that are predicated, in part, on the representations, warranties and agreements of the Seller and the Shareholders contained herein.

         b. Seller and each Shareholder represents and warrants that (i) Seller or such Shareholder is an "accredited investor" within the meaning of Regulation D promulgated by the Commission pursuant to the Securities Act and is not relying on a financial advisor in connection with his, her or its participation in the transactions contemplated hereby in connection with evaluating the merits and risks of this Agreement, the transactions contemplated hereby and an investment in the Securities and the suitability thereof as an investment therefor, (ii) Seller or such Shareholder has such knowledge and experience in financial, investment and business matters, such experience being based on actual participation therein, that Seller or such Shareholder is capable of evaluating the merits and risks of this Agreement, the transactions contemplated hereby and an investment in the Securities and the suitability thereof as an investment therefor, (iii) the Securities will be acquired for Seller's or such Shareholder's own account solely for investment and not with a view toward resale or redistribution in violation of the Securities Laws, (iv) Seller or such Shareholder has reviewed Seller's or such Shareholder's financial condition and commitments, and Seller or such Shareholder has adequate means to provide for Seller's or such Shareholder's financial needs and possible contingencies, has no present or existing or contemplated future need to dispose of all or any portion of Seller's or such Shareholder's interest in the Securities to satisfy any existing or contemplated undertaking, need or indebtedness, and has assets or sources of income that, taken together, are more than sufficient so that Seller or such Shareholder can bear the risk of the loss of his, her or its entire investment in the Securities, (v) Seller or such Shareholder has no plan or intention to sell, exchange or otherwise dispose of his, her or its interest in the Securities except in compliance with applicable securities laws, (vi) each Shareholder who is a natural person has his residences and domicile in the State of Texas and (vii) in connection with the transactions contemplated hereby, no assurances have been made concerning the future results of Patterson or as to the value of the Securities. Seller and each Shareholder understands that Seller or such Shareholder must bear the economic risks of Seller's or such Shareholder's investment in the Securities for an indefinite period of time. Seller and each Shareholder understands that, except as provided in Section 13 hereof, Patterson is under no obligation to file a registration statement or to take any other action under the Securities Laws with respect to any Securities.

         c. Seller and each Shareholder has consulted with Seller's or such Shareholder's own counsel in regard to the Securities Laws and is fully aware
(i) of the circumstances under which Seller or such Shareholder is required to hold the Securities, (ii) of the limitations on the transfer or disposition of the Securities, (iii) that the Securities must be held indefinitely unless the transfer thereof is registered under the Securities Laws or an exemption from registration is available and (iv) that no exemption from registration is likely to become available for at least one year from the date of acquisition of the Securities. Seller and each Shareholder has been advised by Seller's or such Shareholder's counsel as to the provisions of Rule 144 as promulgated by the Commission under the Securities Act and has been advised of the applicable limitations thereof. Seller and each Shareholder acknowledge that Purchaser and Patterson are relying upon the truth and accuracy of the representations and warranties in this Section by Seller or such Shareholder in consummating the transactions contemplated by this Agreement without registering the Securities under the Securities Laws.


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         d. Patterson has made available to Seller and each Shareholder the SEC
Documents and a summary description of the terms of the Patterson Common Stock. Seller and each Shareholder has reviewed copies of the SEC Documents and such summary description (all such written materials, including this Agreement and the Exhibits, Annexes and Schedules hereto, are hereinafter referred to as the "Disclosure Information") and no person has made any representations or warranties of any kind or nature to induce Seller or such Shareholder to enter into this Agreement except as set forth in the written Disclosure Information, and Seller or such Shareholder is relying only upon the Disclosure Information in determining whether to make an investment in the Securities. Patterson and Purchaser have offered to make available to Seller and each Shareholder upon request at any time all exhibits filed by Patterson with the Commission as part of any of the reports filed therewith.

         e. Seller and each Shareholder has made an independent investigation of the pertinent facts relating to the transactions contemplated hereby, has reviewed carefully the terms of this Agreement and the information furnished to Seller or such Shareholder (including the Disclosure Information) to the extent he, she or it deems necessary to be fully informed with respect thereto and understands the nature of an investment in the Securities.

         f. Seller and each Shareholder agrees that the instruments representing any of the Securities will be imprinted with the following legend, the terms of which are specifically agreed to:

            THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR THE SECURITIES LAWS OF ANY STATE, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION REQUIREMENTS. WITHOUT SUCH REGISTRATION, SUCH SHARES [WARRANTS] MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER. NOTWITHSTANDING THE FOREGOING, THE SHARES MAY BE PLEDGED TO SECURE A BONA FIDE FULL RECOURSE LOAN FROM A PERSON IN THE BUSINESS OF MAKING SUCH LOANS THAT ACCEPTS SUCH PLEDGE SUBJECT TO THE FOREGOING RESTRICTIONS ON TRANSFER.

13. Registration Rights. (a) Subject to Section 16, on one and only one occasion no sooner than six months following the Closing Date (the "Demand Date"), the Holders (as hereinafter defined) may request (a "Demand Request"), pursuant to this Section 13, that Patterson register under the Securities Act all or part of the Registerable Securities (as hereinafter defined) for sale on a continuous basis from time to time in the open market through brokers or dealers, or otherwise, by a Holder, a pledgee of a Holder and any counterparty to any hedging arrangement or agreement entered into by a Holder, having a period of distribution not to exceed 20 days, and Patterson, subject to the terms and conditions hereof, shall be obligated to effect such registration pursuant to the terms of this Agreement; provided, however, Patterson shall not be obligated to prepare and file any registration statement pursuant to this Section 13, or prepare or file any amendment or supplement thereto, and may suspend sales thereunder, if at any time when Patterson reasonably believes that the filing thereof at the time requested, or the offering of securities pursuant thereto, would materially and adversely affect a pending or proposed public offering of


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securities of Patterson, or an acquisition, merger, recapitalization, consolidation, reorganization or similar transaction relating to Patterson or negotiations, discussions or pending proposals with respect thereto, or require premature disclosure of information not otherwise required to be disclosed to the potential detriment of Patterson or require the preparation or disclosure of financial information of Patterson or a third party not reasonably available to Patterson; provided, however, that such period of sale or distribution shall resume after any such suspension for a number of days necessary to keep such registration statement effective for permitted sales thereunder for a term of 20 days. The filing of a registration statement, or any amendment supplement thereto, by Patterson may not be deferred, and the sale and distribution of shares may not be suspended, in each case pursuant to the foregoing provisions, for more than 60 days after the abandonment or consummation (or the completion of the distribution of securities in the case of a public offering) of any of the proposals or transactions described herein or, in any event, for more than 120 days. In addition, notwithstanding anything contained herein to the contrary, Patterson shall be under no obligation to register any Registerable Securities pursuant to this Section 13 unless a minimum of 100,000 Registerable Securities (subject to proportionate adjustment upward or downward, as applicable, in the event of any stock split or stock dividend) are requested to be registered and the Holders requesting such registration have a good faith intent at the time of such request to sell all Registerable Securities requested to be registered. The Demand Request must be signed by the Holders of Registerable Securities and must include with it an election to exercise all Warrants then held by any Person exercising registration rights hereunder which shall be subject only to the registration of the Warrant Shares subject to such Warrants.

         (b) Certain Definitions Applicable to Section 13. When used in this
Section 13, the following terms shall mean as follows:

               i. "Holder" shall mean (A) the Seller, (B) either Shareholder,
(C) any direct or indirect partner of CT Drilling Partners, L.P. or CT Capital Partners, L.P. to which Registerable Securities are distributed and (D) any person that acquires Registerable Securities upon exercise of Warrants.

               ii. "Registerable Securities" shall mean (A) Warrant Shares issuable upon exercise of a Warrant which has not been exercised at the time of the Demand Request, and (B) any shares of Patterson Common Stock issued in respect of the shares described in clause (A) or into which such shares described in clause (A) shall have been changed or converted. As to any particular Registerable Securities, once issued such Securities shall cease to be Registerable Securities when (v) based on an opinion of counsel reasonably acceptable to Patterson and the Holders' Representative, all such Securities are immediately eligible for sale pursuant to Rule 144 under the Securities Act, (w) such Securities have been sold pursuant to Rule 144, (x) a registration statement with respect to the sale of such Securities shall have become effective under the Securities Act and such Securities shall have been disposed of in accordance with such registration statement, (y) such Securities shall have been otherwise transferred, new certificates for such Securities not bearing a legend restricting further transfer shall have been delivered by Patterson and subsequent disposition of such Securities shall not require registration or qualification of such Securities under the Securities Act or any state securities or blue sky law then in force or (z) such Securities shall have ceased to be outstanding.

14. Registration Procedure. If and whenever Patterson is required by the provisions of Section 13 to effect the registration of any Registerable Securities under the Securities Act, Patterson will, subject to the other provisions of Section 13; provided that such registration will include a "Plan of Distribution" section covering sales in ordinary market transactions and typical hedging transactions:

    a) as expeditiously as reasonably practicable, prepare and file with the Commission the registration statement in which such Registerable Securities are to be included and seek to cause such registration statement to become and remain effective;

    b) as expeditiously as reasonably practicable, prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act in accordance with the intended method of distribution set forth in such registration statement;

    c) as expeditiously as reasonably practicable, furnish to Holders who have Registerable Securities covered by such registration statement such number of copies of prospectuses and preliminary documents as such Holder may reasonably request, in order to facilitate the public sale of such Registerable Securities; provided, however, that the obligation of Patterson to deliver copies of prospectuses or preliminary prospectuses to a Holder shall be subject to the receipt by Patterson of reasonable assurances from such Holder that such Holder will comply with the applicable provisions of the Securities Act and of such other securities laws as may be applicable in connection with any use by such Holder of any prospectuses or preliminary prospectuses;

    d) as expeditiously as practicable, use its reasonable best efforts to register or qualify the Registerable Securities covered by such registration statement under such other securities laws or such United States jurisdictions as Holders who have Registerable Securities covered by such registration statement shall reasonably request (considering the nature and size of the offering) and do any and all other acts and things that may be necessary or desirable to enable such Holder to consummate the public sale or other disposition in such jurisdictions of such Registerable Securities; provided, however, that Patterson shall not be required to qualify to transact business as a foreign corporation in any jurisdiction in which it would otherwise not be required to be so qualified or to take any action that would subject it to general service of process in any jurisdiction in which it is not then so subject or subject it to franchise or other taxes in any state or jurisdiction in which it is not then so subject to taxes;

    e) bear all Registration Expenses (as defined below) in connection with all registrations hereunder; provided, however, that all Selling Expenses (as defined below) and all fees and disbursements of counsel for any Holder in connection with each registration pursuant to Section 13 shall be borne by such Holder. Expenses incurred by Patterson in complying with Section 13, including: (i) all registration and filing fees; (ii) all printing expenses; (iii) all fees and disbursements of counsel for Patterson; (iv) all blue sky fees and expenses; and (v) all fees and expenses of accountants for Patterson, are herein referred to as "Registration Expenses". All underwriting fees and discounts and brokerage and selling commissions relating to Registerable Securities to be registered for any Holder and fees and expenses of the counsel for such Holder and any other costs (other than Registration Expenses) applicable to the sales by such Holder in connection with any such registration are herein referred to as "Selling Expenses".

15. Securities Indemnification.

    a) In the event of a registration of any Registerable Securities under the Securities Act pursuant to Section 13, Patterson will indemnify and hold harmless each Holder who has Registerable Securities covered by such registration statement and any other Person, if any, who controls such Holder within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such Holder or such controlling Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such Registerable Securities were registered under the Securities Act, any preliminary prospectus distributed with the consent of Patterson or final prospectus contained in such effective registration statement, or any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse such Holder and each such controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Patterson will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary prospectus, such final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to Patterson by or on behalf of such Holder or a controlling Person of such Holder specifically for use in the preparation thereof.

    b) In the event of any registration of any Registerable Securities under the Securities Act pursuant to Section 13, each Holder who has Registerable Securities covered by such registration statement will indemnify and hold harmless Patterson and each Person, if any, who controls Patterson within the meaning of Section 15 of the Securities Act, each officer of Patterson who signs the registration statement, each director of Patterson and each underwriter and each Person who controls any underwriter within the meaning of Section 15 of the Securities Act, against any and all such losses, claims, damages, liabilities or actions that Patterson or such officer, director, underwriter or controlling Person may become subject under the Securities Act or otherwise, and will reimburse Patterson and each such officer, director, underwriter and controlling Person for any legal or any other expenses reasonably incurred by such party in connection with investigating or defending any such loss, claim, damage, liability or action, if (a) such loss, claim, damage, liability or action in respect thereof arises out of or is based upon any untrue statement or alleged untrue statement of any material fact with respect to such Holder contained in any such registration statement, such preliminary prospectus or such final prospectus, or any amendment thereof or supplement thereto, or arises out of or is based upon the omission or alleged omission to state therein a material fact with respect to such Holder required to be stated therein or necessary to make the statements therein not misleading, and (b) any such untrue statement or omission of a material fact was made in reliance upon and in conformity with written information furnished to Patterson by or on behalf of such Holder specifically for use in connection with the preparation of such registration statement or prospectus or failure to deliver required prospects or otherwise comply with applicable laws regarding same.

    c) Promptly after receipt by any indemnified Person of notice of any claim or commencement of any action in respect of which indemnity is to be sought against an indemnifying Person pursuant to Section 15, such indemnified Person shall notify the indemnifying Person in writing of such claim or of the commencement of such action, and, subject to provisions hereinafter stated, in case any such action shall be brought against an indemnified Person and such indemnifying Person shall have been notified of the same, such indemnifying Person shall be entitled to participate therein, and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified Person, and after notice from the indemnifying Person to such indemnified Person of its election to assume the defense thereof, such indemnifying Person shall not be liable to such indemnified Person for the fees and expenses of legal counsel for such indemnified Person incurred thereafter in connection with the defense thereof; provided, however, if there exists or will exist a conflict of interest that would make it inappropriate in the reasonable judgement of the indemnified person for the same counsel to represent both the indemnified Person and such indemnifying Person, then such indemnified Person shall be entitled to retain it own counsel at the expense of such indemnifying Person; provided further, however, the indemnifying Person shall not be required to pay for more than one separate counsel for all of the indemnified Persons in addition to any local counsel.

16. Termination of Registration Rights. The rights of Holders as to registration of the Registerable Securities provided herein, shall terminate as to the Registerable Securities as follows:

    a) registration rights shall terminate as to any of such Registerable Securities at such time as they may be sold without registration and without limitation as to volume pursuant to Rule 144 promulgated under the Securities Act; and

    b) the registration rights provided in this Agreement shall terminate as to all Registerable Securities, if Patterson, within 10 trading days of receipt of the Demand Request notifies the Holders of the Warrants to be exercised in connection with such Demand Request that Patterson will permit a net exercise of such Warrants and in fact allows such a net exercise at the written request of such Holder within 15 trading days of receipt of the Demand Request, whether or not such Holder makes such request. For purposes hereof, a "net exercise" means an exercise of a Warrant pursuant to which the holder directs Patterson to retain from the Warrant Shares to be issued upon exercise of the Warrant a number of Warrant Shares having a fair market value equal to the Warrant exercise price for all the Warrant Shares as to which such exercise is being requested such that the holder of the Warrant pays no cash upon exercise of the Warrant but receives a reduced number of Warrant Shares. For purposes of such net exercise, the fair market value of the Warrant Shares shall be the daily average of the closing price for the Common Stock on its principal trading exchange or market for the 10 trading days beginning on the date the Demand Request is received by Patterson. For purposes hereof, a trading day shall be a day on which the exchange or market on which the Common Stock is traded is open for trading.

17. Survival. The warranties and representations of Seller and Shareholders on the one hand and Purchaser and Patterson, on the other, contained in this Agreement shall survive the Closing Date or termination of this Agreement without limitation. All covenants and agreements contained herein shall survive without limitation. Any claim for indemnification made during the survival period shall be valid and the representations and warranties relating thereto shall remain in effect for purposes of such indemnification notwithstanding that such claim may not be resolved within the survival period. All representations, warranties and covenants and agreements made by the parties shall not be affected by any investigation heretofore or hereafter made by and on behalf of any of them and shall not be deemed merged into any instruments or agreements delivered in connection with this Agreement or otherwise in connection with the transactions contemplated hereby.

18. Liability, Indemnity and Allocation of Risk Provisions. Seller and Shareholders, on the one hand, and Purchaser, on the other hand, further agree that:

    a. Seller's and Shareholders' Indemnity: SELLER AND SHAREHOLDERS, JOINTLY AND SEVERALLY, AGREE TO BE RESPONSIBLE FOR AND HOLD HARMLESS AND INDEMNIFY PURCHASER AND PATTERSON AND THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, EMPLOYEES AND AGENTS (COLLECTIVELY, "PURCHASER INDEMNIFIED PARTIES") FROM ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, DAMAGES, JUDGMENTS AND AWARDS OF ANY KIND OR CHARACTER, INCLUDING FINES AND PENALTIES (COLLECTIVELY, THE "CLAIMS"), ARISING FROM OR RELATING TO ANY BREACH OR VIOLATION OF THE

REPRESENTATIONS, WARRANTIES OR COVENANTS MADE BY SELLER OR SHAREHOLDERS CONTAINED IN THIS AGREEMENT, OR IN ANY CERTIFICATE, AGREEMENT, DOCUMENT OR INSTRUMENT DELIVERED BY SELLER PURSUANT TO THIS AGREEMENT OR THE OWNERSHIP, USE OR OPERATION OF THE ASSETS OR THE BUSINESS OF SELLER OR OBLIGATIONS OF SELLER TO ITS EMPLOYEES ON OR BEFORE THE CLOSING DATE, EXCEPT TO THE EXTENT ANY SUCH CLAIM ARISES FROM OR IS RELATED TO THE OWNERSHIP OR OPERATION OF THE ASSETS BY PURCHASER AFTER THE CLOSING DATE OR IS AN ASSUMED LIABILITY.

    b. Purchaser's and Patterson Indemnity: PURCHASER AND PATTERSON JOINTLY AND SEVERALLY AGREE TO BE RESPONSIBLE FOR AND HOLD HARMLESS AND INDEMNIFY SELLER AND ITS OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, EMPLOYEES AND AGENTS FROM ANY AND ALL CLAIMS ARISING FROM OR RELATING TO ANY BREACH OR VIOLATION OF THE REPRESENTATIONS, WARRANTIES OR COVENANTS MADE BY PURCHASER OR PATTERSON CONTAINED IN THIS AGREEMENT, OR IN ANY CERTIFICATE, AGREEMENT, DOCUMENT OR INSTRUMENT DELIVERED BY PURCHASER OR PATTERSON PURSUANT TO THIS AGREEMENT OR THE USE OR OPERATION OF THE ASSETS AFTER THE CLOSING DATE, EXCEPT TO THE EXTENT ANY SUCH CLAIM ARISES FROM OR IS RELATED TO THE OWNERSHIP OR OPERATION OF THE ASSETS BY SELLER ON OR PRIOR TO THE CLOSING DATE.

    c. Definition: THE PARTIES EXPRESSLY INTEND AND AGREE THAT THE PHRASE "BE RESPONSIBLE FOR AND HOLD HARMLESS AND INDEMNIFY," AS UTILIZED IN THIS AGREEMENT, SHALL MEAN THAT THE INDEMNIFYING PARTY SHALL RELEASE, INDEMNIFY, HOLD HARMLESS AND DEFEND THE INDEMNIFIED PARTY FROM AND AGAINST ANY AND ALL CLAIMS (INCLUDING, BUT NOT LIMITED TO, PAYMENT OF REASONABLE ATTORNEY'S FEES, COSTS OF LITIGATION AND COURT COSTS INCURRED BY THE INDEMNIFIED PARTY), WITHOUT LIMIT AND WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF, INCLUDING PRE-EXISTING CONDITIONS, WHETHER SUCH CONDITIONS BE PATENT OR LATENT, BREACH OF REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED), STRICT LIABILITY, TORT, BREACH OF CONTRACT, OR THE NEGLIGENCE OF ANY PERSON OR PERSONS, INCLUDING THAT OF THE INDEMNIFIED PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE, PASSIVE OR GROSS, OR ANY OTHER THEORY OF LEGAL LIABILITY.

    d. Survival: THE PARTIES EXPRESSLY INTEND AND AGREE THAT THE INDEMNITIES IN THIS SECTION SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED HEREBY WITHOUT LIMITATION.

    e. Extension of Indemnities: ANY INDEMNIFYING PARTY'S OBLIGATIONS CONTAINED IN THIS AGREEMENT SHALL EXTEND TO THE INDEMNIFIED PARTY AND ALSO TO ANY OF ITS DIVISIONS, SUBSIDIARIES, AFFILIATED AND/OR PARENT COMPANIES, AND THE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OWNERS, SHAREHOLDERS AND INSURERS OF EACH AND, IF APPLICABLE, TO ANY ACTIONS AGAINST EITHER PARTY'S LEGAL AND BENEFICIAL OWNERS, WHETHER IN REM OR IN PERSONAM.

    f. Other Limitations: SELLER AND SHAREHOLDERS SHALL BE OBLIGATED TO INDEMNIFY ANY PURCHASER INDEMNIFIED PARTIES WITH RESPECT TO ALL CLAIMS FOR WHICH PURCHASER INDEMNIFIED PARTIES ARE ENTITLED TO INDEMNIFICATION UNDER THIS SECTION 18 ONLY UP TO $26 MILLION IN THE AGGREGATE (THE "INDEMNIFICATION CAP").

    g. Exclusive Remedy: THE SOLE AND EXCLUSIVE LIABILITY AND RESPONSIBILITY OF SELLER AND SHAREHOLDERS TO PURCHASER INDEMNIFIED PARTIES UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING FOR ANY BREACH OF OR INACCURACY IN ANY REPRESENTATION OR WARRANTY OR FOR ANY BREACH OF ANY COVENANT OR OBLIGATION OR FOR ANY OTHER REASON), AND THE SOLE AND EXCLUSIVE REMEDY OF PURCHASER INDEMNIFIED PARTIES WITH RESPECT TO ANY OF THE FOREGOING, SHALL BE AS SET FORTH IN SECTION 15 AND THIS SECTION 18.

    h. EEX Indemnity: SELLER AND EACH SHAREHOLDER, JOINTLY AND SEVERALLY, WILL INDEMNIFY AND HOLD HARMLESS PURCHASER AGAINST ANY OBLIGATION TO PAY PRINCIPAL OR INTEREST ON THE EEX NOTE OTHERWISE THAN THROUGH THE PERFORMANCE OF DRILLING SERVICES UNDER AND PURSUANT TO THE TERMS OF THE

DRILLING CONTRACT (AS DEFINED IN THE RIG 19 AGREEMENT) AS THE DRILLING CONTRACT AND RIG 19 AGREEMENT ARE IN EFFECT ON THE CLOSING DATE. SELLER AND THE SHAREHOLDERS SHALL NOT BE OBLIGATED TO INDEMNIFY PURCHASER FOR ANY OBLIGATION TO PAY THE EEX NOTE (a) THAT RESULTS SOLELY FROM ANY BREACH BY PURCHASER OR ITS ASSIGNS OF THE DRILLING CONTRACT OR THE RIG 19 AGREEMENT OR (b) IF EITHER THE DRILLING CONTRACT OR RIG 19 AGREEMENT IS AMENDED AFTER THE CLOSING DATE AND SUCH AGREEMENTS AS AMENDED (i) REDUCE THE AGGREGATE AMOUNT CREDITED TO THE PAYMENT OF THE EEX NOTE BELOW $4,000 PER DAY OR (ii) REDUCE THE MINIMUM NUMBER OF DAYS EEX IS REQUIRED TO USE RIG 19 DURING THE TERM OF THE RIG 19 AGREEMENT; BUT IN THE CASE OF CLAUSE (b), ONLY TO THE EXTENT SUCH REDUCTION IN AMOUNT OR IN THE MINIMUM NUMBER OF DAYS REDUCES THE AMOUNT CREDITED OR WHICH WOULD BE CREDITED TOWARD PAYMENT OF THE EEX NOTE PURSUANT TO THE RIG 19 AGREEMENT.

19. Non-Competition. In order to induce Purchaser to enter into this Agreement, Seller and Shareholders, effective as of the Closing Date, for a period of five years following the Closing Date, each agree that it will not, and will cause each of its affiliates to not, without the consent of Purchaser, directly or indirectly, provide contract land drilling services in the State of Texas and all states contiguous thereto, (i) except for the account of Purchaser and its affiliates, (ii) except for ownership in publicly traded companies of less than 5% of the outstanding common stock and (iii) except in the case of Crates Thompson Capital, Inc., CT Capital Partners, L.P. and CT Drilling Partners, L.P. and their affiliates, ownership of not more than 10% of the equity securities of an entity that is not controlled (within the meaning of rule 405 under the Securities Act) by such Person. Seller and each Shareholder acknowledge that a remedy at law for any breach or attempted breach of this Section 19 will be inadequate and further agree that any breach of this Section 19 will result in irreparable harm to Purchaser. Accordingly, Purchaser shall, in addition to any other remedy that may be available to any of them, be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. Seller and each Shareholder acknowledge that this covenant not to compete is being provided as an inducement to Purchaser to enter into this Agreement, and that this Section 19 contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Purchaser. Whenever possible, each provision of this
Section 19 shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Section 19 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Section 19. If any provision of this Section 19 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 19 but shall be confined in its operation to the provision of this Section 19 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this
Section 19 should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

20. Information Exchange. Seller will furnish Purchaser (i) access at any time prior to the Closing Date to the manuals and maintenance and similar records in Seller's possession or control relating to the Assets and (ii) within thirty
(30) days after the Closing Date, originals or copies of such manuals and maintenance and similar records relating to the Assets. Seller represents that the manuals and maintenance and similar records in Seller's possession or control relating to the Assets are complete.

21. Conditions to Closing. The obligation of each of the parties to perform this Agreement is contingent upon the following:

    a. The representations, warranties, covenants and agreements of the other party contained herein shall be true and correct in all material respects on the Closing Date.

    b. The other party shall have duly performed in all material respects the acts and undertakings to be performed by it hereunder on or prior to the Closing Date.

    c. No statute, rule or regulation or order of any court or administrative agency shall be in effect which prohibits such party from consummating the transactions contemplated hereby and no suit, action, investigation or other proceeding by any third party or governmental entity shall have been instituted or threatened seeking to enjoin, restrain or prohibit such party from consummating the transactions contemplated hereby or to obtain substantial damages in respect thereof, or which is related to or arises out of this Agreement and the transactions contemplated hereby and which, in the reasonable judgment of such party would make it inadvisable to consummate such transactions.

    d. The execution of a side agreement between Purchaser and Patterson and the owners of the San Angelo and Pleasanton yards providing Purchaser and Patterson the right to use the yards at no cost for sixty (60) days after the Closing Date.

For purposes of this Section 21, "other party" means, (i) with respect to Seller, Patterson and Purchaser, and (ii) with respect to Patterson and Purchaser, Seller and the Shareholders.

22. Closing Procedures. On the Closing Date, the following shall be delivered (at the offices of Fulbright & Jaworski L.L.P. in Houston, Texas, or such other location as mutually agreed to by Seller and Purchaser):

    a. Seller shall deliver to Purchaser:

         i. a duly executed Bill of Sale in a form which is consistent with this Agreement and reasonably satisfactory to Purchaser, transferring to Purchaser good and marketable title in and to the Assets, free and clear of any taxes, liens and encumbrances (except the Contracts, the Rig 19 Agreement and liens securing only Assumed Liabilities);

         ii. duly executed consents to the assignment of the Contracts and the Rig 19 Agreement in a form reasonably satisfactory to Purchaser;

         iii. vehicle titles for each motor vehicle, if any, constituting a part of the Tangible Assets and any other documents required to be executed by Seller to consummate the transactions contemplated by this Agreement, which documents shall be in a form reasonably acceptable to Purchaser, including without limitation, (A) an opinion of Woerndle, Strain & Miller, L.L.P., counsel for the Seller, relating to the due authorization, execution and delivery of this Agreement and other transaction documents by, and enforceability of this Agreement and other transaction documents and (B) customary officer's certificates and Secretary's certificates; and

         iv. the release of all liens and encumbrances, if any, covering the Assets except rights under the Contracts and the Rig 19 Agreement to the extent they may constitute liens or encumbrances on the Tangible Assets or liens securing only Assumed Liabilities.

    b. Purchaser and Patterson, as applicable, shall deliver to Seller:

         i. immediately negotiable funds (or a portion thereof by check as directed by Seller) in the amount of the Cash Purchase Price, which shall be transmitted by bank wire to the accounts specified by Seller;

         ii. the certificates evidencing the Shares;

         iii. the Warrants; and

         iv. any other documents required to be executed by Purchaser or Patterson to consummate the transaction contemplated by this Agreement (including without limitation, an Assumption Agreement), which documents shall be in a form reasonably acceptable to Seller.

23. Conduct of Business and Preservation of Assets.

    a. Until the Closing, the parties hereto agree to cooperate with each other to effect an orderly transition of the ongoing operation of the Assets and Seller shall use commercially reasonable efforts to preserve, maintain and protect the Assets from and after the date of this Agreement and until the Closing Date, without the prior express written consent of Purchaser, neither will:

         i. make any material change in the conduct of the ongoing operation of the Assets;

         ii. enter into any new contracts with respect to the Assets;

         iii. transfer, sell or otherwise convey or dispose of any Asset (other than the utilization of inventory in the ordinary course of operating the Assets and conducting the Seller's land drilling business consistent with past practice);

         iv. enter into any contract that would obligate Patterson or Purchaser in any respect after the Closing;

         v. waive any material rights under any Contract;

         vi. except as provided on Schedule 6, move any Tangible Asset from its location at the time of the inspection referred to in Section 6 above;

         vii. mortgage, pledge or subject to any encumbrance or lien any of the Assets;

         viii. modify in any manner the terms of any Assumed Liability.

         ix. authorize or agree in writing or otherwise take any of the foregoing actions.

    b. From and after the date of this Agreement and until the Closing Date, Seller will:

         i. use commercially reasonable efforts to preserve intact the current business organizations of Seller, keep available the services of the current officers, employees, and agents of Seller and maintain the relations and goodwill with all suppliers, customers, licensors, licensees, landlords, trade creditors, employees, agents, and others having business relationships with Seller;

         ii. confer with Purchaser concerning Seller's operational matters of a material nature;

         iii. maintain in full force and effect the same insurance Seller has covering the Assets on the date of this Agreement. Seller has provided to Purchaser a true and correct summary of the insurance in effect covering the Assets.

         iv. maintain all the properties and assets of Seller's business and operations of the Seller in the ordinary course consistent with past practice;

         v. maintain Seller's books and records in the usual, regular and ordinary manner, on a basis consistent with prior years;

         vi. perform and comply with its obligations under all Contracts and in the ordinary course of business consistent with past practice;

         vii. promptly advise Purchaser of any change in circumstances which arises prior to the Closing, which would make any representation or warranty of Seller set forth in this Agreement untrue if such state of facts had existed on the date of execution of this Agreement;

24. Notice. Any notice pursuant to this Agreement shall be in writing and shall be deemed to be given as of the date facsimiled or three days after the date deposited in the U.S. mail (certified, return receipt requested), in each case addressed as follows:

    a. If to Seller or Shareholders, to:

       Cleere Drilling Company
       14 E. Beauregard
       Post Office Box 5891
       San Angelo, Texas 76902

       Attention:   Kirk A. Cleere
       Telephone:   915-658-6533
       Facsimile:   915-657-0980

       CT Drilling Partners, L.P.
       201 Main Street, Suite 2001
       Fort Worth, Texas 76102

       Attention:   Kelly R. Thompson
       Telephone:   817-335-1700
       Facsimile:   817-335-1716

       With copies to:

       Woerndle, Strain & Miller, L.L.P.
       550 W. Texas, Suite 400
       Midland, Texas 79701

       Attention:   Mr. Wesley B. Strain
       Telephone:   915-682-8321
       Facsimile:   915-682-3159

       Kelly, Hart & Hallman, P.C.
       201 Main Street, Suite 2500
       Fort Worth, Texas 76102

       Attention:   Mr. F. Richard Bernasek
       Telephone:   817-878-3509
       Facsimile:   817-878-9280

    b. If to Purchaser, to:

       Patterson-UTI Energy, Inc.
       4510 Lamesa Highway
       P.O. Box Drawer 1416
       Snyder, Texas  79549

       Attention:   Chief Executive Officer
       Telephone:   (915) 574-6300
       Facsimile:   (915) 574-6307

       With copies to:

       Fulbright & Jaworski L.L.P.
       1301 McKinney, Suite 5100
       Houston, Texas  77010-3095

       Attention:   Michael W. Conlon
       Telephone:   (713) 651-5151
       Facsimile:   (713) 651-5246

25. Limitation on Assignments. Notwithstanding any other provision hereof, this Agreement shall neither constitute nor require an assignment to Purchaser of any Contract or other right if an attempted assignment of the same without the consent of any party would constitute a breach thereof or a violation of any law or any judgment, decree, order, writ, injunction, rule or regulation of any governmental entity unless and until such consent shall have been obtained. In the case of any such Contract that cannot be effectively transferred to Purchaser without such consent (a "Consent Required Contract"), Seller agrees that between the date hereof and the Closing Date it will use reasonable commercial efforts to obtain or cause to be obtained the necessary consents to the transfer of each Contract. Patterson and Purchaser agree to cooperate with the Seller in obtaining such consents and to enter into such arrangement of assumption as may be reasonably requested by the other contracting party under a Contract. In the event that the Seller shall have failed prior to the Closing Date to obtain consents to the transfer of any Contract and Patterson and Purchaser shall have waived the conditions set forth in Section 22.a.ii, the terms of this Section 25 shall govern the transfer of the benefits of each such Contract. The Seller and Patterson and Purchaser shall use their reasonable commercial efforts after the Closing Date to obtain any required consent to the assignment to, and assumption by, Purchaser of each Contract that is not transferred to Purchaser at the Closing (a "Nonassigned Contract"). With respect to the Nonassigned Contracts that are not assignable by the terms thereof or consents to the assignment thereof cannot be obtained as provided herein, such Nonassigned Contracts shall be held by Seller in trust for Purchaser and shall be performed by Purchaser in the name of Seller, at Purchaser's sole cost, risk and expense, and all benefits and obligations derived thereunder shall be for the account of Purchaser; provided, however, that where entitlement of Purchaser to such Nonassigned Contracts hereunder is not recognized by any third party, Seller shall, at the request of Purchaser, enforce in a reasonable manner, at the cost of and for the account of Purchaser, any and all rights of the Seller against such third party. Purchaser and Patterson shall indemnify Seller in respect of Purchaser's performance or failure to perform any obligation, duty or liability in connection with such Nonassigned Contracts (in addition to any other indemnification obligation, if any, of Patterson and Purchaser under Section 18 of this Agreement).

26. No Negotiation. After this Agreement is executed and until such time, if any, as this Agreement is terminated pursuant to Section 29, Seller and the Shareholders will not, nor will it permit any of their respective representatives to, directly or indirectly, solicit, initiate or encourage any inquiries, offers or proposals from, discuss or negotiate with or execute any agreement with or provide any information to, any person or entity (other than Purchaser) relating to any transaction involving the sale of the Assets (collectively, "Sale Proposals"), or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement or that could reasonably be expected to materially dilute the benefits to Patterson or Purchaser of the transactions contemplated by this Agreement. If any such inquiries or Sale Proposals are received by, or any such information is requested from, or any such negotiations or discussions are sought to be initiated with Seller, Seller will promptly notify Purchaser of the nature, terms and status of the foregoing and the identity of the inquiring party and provide Purchaser with a copy of all written materials provided in connection with such Sale Proposal. After this Agreement is executed and until such time, if any, as this Agreement is terminated pursuant to Section 29, Seller will not accept any Sale Proposal from any Person or entity other than Purchaser.

27. Public Statements and Confidentiality. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement will be issued, if at all, at such time and in such manner as Patterson determines after consultation with Seller.

28. Financial Statement Cooperation. If requested, Seller agrees to cooperate with Purchaser and to assist Purchaser's and Patterson's outside auditors in the preparation of any audited financial statements relating to the Assets or Seller that are required to be filed by Purchaser with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended. The cost and expenses associated with the audit of such financial statements, and any out-of-pocket costs of Seller incurred in assisting Purchaser and Patterson in preparing such audited financial statements, will be paid by Purchaser and Patterson.

29. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

    a. by mutual written consent of Patterson, Purchaser and Seller;

    b. by Patterson, Purchaser and Seller, if there shall be any statute, rule or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a governmental entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable;

    c. by Patterson and Purchaser, if

         i. the Closing shall not have occurred by January 31, 2002 (provided that the right to terminate this Agreement under this clause (i) shall not be available to Patterson and Purchaser if Patterson's and Purchaser's failure to fulfill any of their respective obligations under this Agreement or their misrepresentation or breach of any warranty hereunder has been the sole cause thereof);

         ii. there has been a material breach by Seller or the Shareholders of any covenant, or a material inaccuracy of any representation or warranty, of Seller or the Shareholders contained in this Agreement that has rendered the satisfaction of any condition to the obligations of Patterson or Purchaser impossible and such breach or inaccuracy has not been (A) cured by Seller within ten Business Days after receipt of notice thereof from Patterson or Purchaser or
(B) waived by Patterson and Purchaser; or

         iii. there shall occur an event that results in or would reasonably be expected to result in an adverse effect on the Assets exceeding $100,000 (without considering any insurance proceeds, or rights thereto); provided this shall not apply if Seller corrects all damage or defects prior to the Closing Date.

    d. by the Seller, if

         i. the Closing shall not have occurred by January 31, 2002 (provided that the right to terminate this Agreement under this clause (i) shall not be available to the Seller if due to the failure of Seller or the Shareholders to fulfill any of its obligations under this Agreement or if due to Seller's or Shareholders' misrepresentation or breach of any warranty hereunder has been the sole cause thereof);

         ii. there has been a material breach by Patterson or Purchaser of any covenant, or a material inaccuracy of any representation or warranty, of Patterson or Purchaser contained in this Agreement that has rendered the satisfaction of any condition to the obligations of the Seller impossible and such breach or inaccuracy has not been (A) cured by Patterson or Purchaser within ten Business Days after receipt of notice thereof from Seller or (B) waived by the Seller;

30. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 29 by Patterson or Purchaser or by the Seller, written notice thereof shall forthwith be given to the other parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Patterson or Purchaser or the Seller or any of their respective directors, officers, employees, stockholders or representatives, except that the agreements contained in this Section 30 and in Sections 17, 18, 27, 31.a, 32, 33, 34 and 36 shall survive the termination hereof. Nothing contained in this
Section 30 shall relieve any party from liability for damages actually incurred (excluding consequential damages) for breach of any covenant, or for the inaccuracy of any representation or warranty, contained herein.

31. Commissions, Fees, Taxes Release of Liens.

    a. Indemnity for Broker's Fees and Commissions: Purchaser on the one hand and Seller and the Shareholders on the other each agrees to be responsible for and hold harmless and indemnify the other against all Claims arising out of or in connection with any broker's fees or commissions alleged to have been incurred by such party. Seller and each Shareholder expressly acknowledges and agrees that neither the Purchaser nor Patterson have any liability or obligation to Raymond James & Associates, Inc. in connection with this Agreement or the transactions contemplated hereby, and they will indemnify and hold Purchaser and Patterson from any such claim. Seller agrees to pay all brokerage and other fees owed to Raymond James & Associates at the time of closing.

    b. Taxes: Seller agrees to be responsible for and hold harmless and indemnify against all Claims relating to the imposition of federal, state or local ad valorem, income or franchise taxes applicable to the ownership or operation of the Assets prior to the Closing Date or their transfer from Seller to Purchaser.

32. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to conflict of laws.

33. Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement hereby consent and subject themselves to the jurisdiction of the United States District Court for the Northern District of Texas, and in the event such court is not available to the parties, to the courts of the State of Texas located in Dallas County, Texas, with respect to any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in this Agreement.

34. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

35. Change of Name. Within five days after the Closing, Seller agrees to change its name so that it no longer uses the word "Drilling".

36. Miscellaneous. This Agreement contains the entire understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements between the parties with respect thereto. No person except Seller or the Shareholders, or the Holders of Registerable Securities with respect to Section 13 through 16 only, shall have any rights or remedies under this Agreement. This Agreement may be executed by facsimile and simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

                      (SIGNATURES BEGIN ON FOLLOWING PAGE)

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement in multiple copies, each of which shall be deemed an original hereof.


                                        PATTERSON-UTI ENERGY, INC.

                                        By:
                                           -------------------------------------
                                                    --------------------
                                                    --------------------
                                                    --------------------

                                        PATTERSON-UTI DRILLING COMPANY LP, LLLP

                                        By:    PATTERSON-UTI (GP) LLC


                                        By:
                                           -------------------------------------
                                                    --------------------
                                                    --------------------
                                                    --------------------


                                        CLEERE DRILLING COMPANY

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


                                        CRATES THOMPSON CAPITAL, INC.

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                        CT CAPITAL PARTNERS, L.P.

                                        By: CT Capital GenPar, L.P., its General
                                            Partner

                                            By: Crates Thompson Capital, Inc.,
                                                its General Partner

                                                By:
                                                    ----------------------------
                                                Name:
                                                      --------------------------
                                                Title:
                                                       -------------------------



                                        CT DRILLING PARTNER, L.P.

                                        By: CT Drilling GenPar, L.L.C., its
                                            General Partner

                                            By: CT Capital GenPar, L.P., Member

                                              By: Crates Thompson Capital, Inc.,
                                                  its General Partner

                                                  By:
                                                      --------------------------
                                                  Name:
                                                        ------------------------
                                                  Title:
                                                         -----------------------



                                        ----------------------------------------
                                                     Kirk A. Cleere

                                    EXHIBIT A

                                  ASSET LISTING

                                    EXHIBIT B

                                    CONTRACTS

                                  ATTACHMENT A

                                 FORM OF WARRANT

                                  SCHEDULE 1(d)

                             ASSUMED PROMISSORY NOTE

                                   SCHEDULE 6


                 TANGIBLE ASSETS MOVED SUBSEQUENT TO INSPECTION


Rig 1 Released 12/18/01 at Tema Oil & Gas Company, Crockett County Moving next to Ricks Exploration, Crockett County after 12/31/01

Rig 3 Released 12/18/01 at EEX, Lone Oak #4, Val Verde County Moving next EEX, Whitehead 78 #6 Val Verde County on 12/31/01

Rig 7 Released some time after 12/25/01 at Rio Tex, Hutto #1, Real County Waiting on location for Rio Tex, Bloodworth Lease, Edwards County

Rig 10 Moving 12/19/01 to Discovery Operating, Cochise #2, Winkler County Scheduled to spud 12/26/01

Rig 15 Released at Strand Energy, Chapman #1, Fort Bend County Waiting on weather to move to Hanson Production, Cinco Ranch 190-1, Ft. Bend County, scheduled 12/27/01

Rig 16 Released at Alpine Resources Vastar #4, Newton County Waiting on weather to move to Strand Energy Genmi #1, Walker County, scheduled 12/29/01

Rig 18   Moved 12/17/01 to Tech Resources, Farmco #1, Frio County Spud on
         12/18/01

Rig 19 TD and logging, EEX Allen #1, Ft. Bend County Projected to move to EEX, Duval County, starting 12/27/01

                                 SCHEDULE 10(c)

                                    CONSENTS


                                      NONE

                                 SCHEDULE 10(e)

                                      LIENS


                                      NONE

                                 SCHEDULE 10(h)

                      OUTSTANDING LITIGATION, CLAIMS, ETC.


                                      NONE

                                 SCHEDULE 10(m)

                            ASSETS RETAINED BY SELLER


1. 1994 Ford Explorer s/n: 1FMDU32XORUA86784 (Shane Taiclet, Controller's company car)

2. 2000 Ford Expedition s/n: FMRU15L3YLB25424 (Office manager's car)

3. Located at 14 E. Beauregard, San Angelo, Texas: All office equipment, including, but not limited to, telephone equipment, copiers, computers, printers, modems, computer network equipment, file cabinets, typewriters, calculators, adding machines, fax machines, desks, chairs, sofas, tables, artwork and other decor; all intellectual property, including, but not limited to, software licenses; all business records, including, but not limited to, accounting records, tax returns and files; all office supplies; all kitchen equipment and supplies, including, but not limited to, microwave ovens, coffee makers, refrigerators and utensils.

4. Located at 1808 N. Bell Street, San Angelo, Texas: All office equipment, including, but not limited to, telephone equipment, copiers, computers, printers, modems, computer network equipment, file cabinets, typewriters, calculators, adding machines, fax machines, desks, chairs, sofas, tables, artwork and other decor; all intellectual property, including, but not limited to, software licenses; all business records, including, but not limited to, accounting records, tax returns and files; all office supplies; all kitchen equipment and supplies, including, but not limited to, microwave ovens, coffee makers, refrigerators and utensils.

5. Located at 40 Corgey Road, Pleasanton, Texas: All office equipment, including, but not limited to, telephone equipment, copiers, computers, printers, modems, computer network equipment, file cabinets, typewriters, calculators, adding machines, fax machines, desks, chairs, sofas, tables, artwork and other decor; all intellectual property, including, but not limited to, software licenses; all business records, including, but not limited to, accounting records, tax returns and files; all office supplies; all kitchen equipment and supplies, including, but not limited to, microwave ovens, coffee makers, refrigerators and utensils.

6. Located at 305 W. Goodwin, Pleasanton, Texas: All office equipment, including, but not limited to, telephone equipment, copiers, computers, printers, modems, computer network equipment, file cabinets, typewriters, calculators, adding machines, fax machines, desks, chairs, sofas, tables, artwork and other decor; all intellectual property, including, but not limited to, software licenses; all business records, including, but not limited to, accounting records, tax returns and files; all office supplies; all kitchen equipment and supplies, including, but not limited to, microwave ovens, coffee makers, refrigerators and utensils.

                                 SCHEDULE 10(n)

               LAND DRILLING ASSETS OF KAC EQUIPMENT LEASING, INC.


Truck 18: 1981 Western Star S/N 2WKPDCJG6BK906916

Truck 19: 1981 Kenworth S/N 1XKWD29X5BC191236

Truck 20: 1979 Kenworth S/N 906067C

Trailer 37: 1982 Fontaine Lowbed S/N 1A184324XC0835863

1988 Trail King 4 axle detachable trailer S/N S0483CJM120308

1979 Peterbilt Bed truck VIN 112299P

1990 Freightliner S/N 1FUYDSYB7LP391287

1981 Autocar Truck VIN 1WBRCCJE0BU093156

1981 Mack Truck VIN 1M2P137Y5BA009858

22-6.75" Drill collars

22-6.5" Drill collars

Truck 35: 1989 International F9370 S/N 2HSFBAGR3KC017599